Exhibit 99.1

Rainy Day Investments Ltd.

February 20, 2018

PRIVATE AND CONFIDENTIAL

[BY E-MAIL]

The Board of Directors of DAVIDsTEA Inc.

c/o: Maurice Tousson, Chairman of the Board

5430, Ferrier Street

Town of Mount-Royal, Québec

H4P 1M2

Re: Privatization Process of DAVIDsTEA Inc. (“DAVIDsTEA”)

Dear Madams and Sirs:

Further to our latest discussions held during the last Board meeting of DAVIDsTEA on February 14, 2018, Rainy Day Investments Ltd. (“RDI”) now wishes to inform you that it has decided to begin the process of hiring a financial advisory firm to help it in the process of finding one or more potential investors with whom RDI would likely partner to privatize DAVIDsTEA.

RDI’s goal is to present you and the shareholders of DAVIDsTEA with an offer to buy-out the minority shareholders of DAVIDsTEA or another alternative transaction that would bring value to DAVIDsTEA’s shareholders. RDI hopes to be able to come up with a tentative proposal by the end of April 2018. Consequently, we are asking the Board and senior management to refrain from engaging in any process or taking any other action that could interfere, jeopardize or have a negative effect on our own process, all this with a view of increasing value for the shareholders of DAVIDsTEA.

As already indicated to you, at this stage, RDI does not wish to sell out its shares of DAVIDsTEA. As always we remain available to discuss with you, each member of the Board and senior management should you wish to do so.

Yours very truly,

Rainy Day Investments Ltd.

Per:	/s/ Herschel Segal
Herschel Segal, President

5695 Ferrier St. Montreal, Que H4P 1N1